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                                                               EXHIBIT 10.17
                       OFFER PROPOSAL FOR HAROLD PARKISON
                        AS CEO OF FOREST CITY AUTO PARTS

1.       Cash Compensation

         Salary                   -        $200,000
         Car Allowance            -           8,500
                                           --------
                 Total                     $208,500

2. Bonus - Parkison will be eligible for the regular Tyler incentive bonus of 60% of his salary in a year which 30% RONA is achieved.
         Since Forest City Auto Parts is below the 30% RONA threshold today, a ramp-up bonus system as shown below will allow Parkison to receive a full 60% bonus at less than 30% RONA during the first two years of his employment. Parkison will also be eligible for a 30% of salary bonus at a lower level of performance as shown. A 30% bonus ($60,000) is guaranteed for 1997.

                                 60% of Salary              30% Of Salary
                              ------------------         -------------------
                1997               20% RONA                  Guaranteed

                1998               25% RONA                  22% RONA

                1999               30% RONA                  25% RONA

                2000               30% RONA                  25% RONA

3. If during the first three years of Parkison's employment there is a change of control of Forest City or Tyler Corporation which leaves him unemployed or if he is terminated for any reason other than fraud, theft, or personal malfeasance, Parkison will receive a cash payment of $200,000.

4. A moving allowance to cover transportation of household goods, disposition of current residence, acquisition of new residence, and anything else which dislocation causes, including lost bonuses or other lost benefits from present employer, of $75,000 will be paid. Forest City will pay $15,000 of this amount on the first day of employment and $60,000 upon Parkison's moving his family to Cleveland. This payment will be paid directly to Parkison and will be the only reimbursement for any type of dislocation or relocation costs. Parkison will then pay all of the above costs out of his own pocket.

5. Options - A ten-year 50,000-share option exercisable 1/4th on the first anniversary of Parkison's joining the company, and 1/4th on each successive anniversary until his fourth anniversary. On the fourth anniversary of Parkison's employment, therefore, the entire 50,000-share option will be vested. If during the four-year period there is a change of control of Tyler Corporation or a change of control of Forest City Auto Parts, the entire 50,000 shares vest on the day of the change of control.

6. All regular benefits of Forest City Auto Parts, including health insurance and profit sharing will be available to Parkison on the same basis that they are to all other executives of Forest City Auto Parts.
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7.       Forest City will provide $200,000 of term life insurance.

8. An additional bonus will be paid to Parkison if Forest City exceeds the 1997 planned operating profit of $3.4 million. To the extent that profit exceeds $3.4 million, Parkison will receive an additional bonus of 30% of all operating profit dollars over $3.4 million. For example, if Forest City earned $4.4 million, the bonus would be (assumes 20% RONA test is met):

         60% of $  200,000 =      $120,000         Normal Bonus
         30% of $1,000,000 =       300,000         Extra Bonus
                                  --------
                                  $420,000         Total 1997 Bonus

9.       Begin work on February 3, 1997, or earlier if possible.



January 3, 1997